Exhibit 10.11

September 14, 2017

Nasym Afsari

General Counsel

Re: Executive Compensation Package Update

Dear Nasym:

The board of directors (the “Board”) of Montrose Environmental Group, Inc (the “Company”) has approved an update to your executive compensation package which was previously summarized for you in a letter dated June 23, 2016 (“Original Letter”). The Board has authorized the change set forth below to the terms of your Original Letter:

IPO/Change in Control Cash Bonus Amount: $1,000,000 shall be payable to you in cash upon the occurrence of a change in control or effectiveness of an Initial Public Offering of the Company. A change in control shall be defined as set forth in the Company’s equity incentive plan.

All other terms of your Original Letter remain in effect and unchanged as of the date hereof.

We look forward to your continued success with Montrose.

Regards,

/s/ Vijay Manthripragada

Vijay Manthripragada

Chief Executive Officer

Montrose Environmental Group, Inc.

Global Headquarters 1 Park Plaza Suite 1000 Irvine, CA 92614	T: 949.988.3500 F: 949.988.3514 info@montrose-env.com www.montrose-env.com